Exhibit (h)(9)


                    [Weiss Money Management, Inc. Letterhead]

                                   May 1, 2003

The Weiss Fund
4600 E. Park Drive, Suite 201
Palm Beach Gardens, FL 33410

         Re:      Weiss Treasury Only Money Market Fund

Ladies and Gentlemen:

         This will confirm the expense limitation agreement between The Weiss Fund (the "Trust") and Weiss Money Management, Inc. ("Weiss") with respect to the Weiss Treasury Only Money Market Fund (the "Fund"), a series of the Trust.

         1. Expense Limitation. If in any fiscal year the Fund's operating expenses exceed 0.68% of the Fund's average net assets, the investment advisory fee payable to Weiss under the Investment Advisory Agreement dated January 16, 1996 and amended and restated on January 29, 2002 between Weiss and the Trust on behalf of the Fund shall be reduced by the amount of such excess. For purposes of this agreement, the Fund's "operating expenses" shall include, without limitation, any fees or expenses incurred during the course of the ordinary operations of the Trust with respect to the Fund (other than fees or expenses under the Investment Advisory Agreement), but shall exclude interest, taxes, brokerage commissions, litigation, indemnification or any extraordinary expenses (as determined under generally accepted accounting principles) not incurred in the ordinary course of the Fund's business. Any reduction in the investment advisory fee shall be made monthly by annualizing the Fund's operating expenses for each month as of the last day of such month. An adjustment shall be made on or before the last day of the fiscal year if the Fund's operating expenses for such fiscal year do not exceed 0.68%.

         2. Term and Termination. This agreement shall become effective on the date above written and shall have an initial term of one year. Thereafter, this agreement shall automatically renew for one-year terms unless Weiss provides written notice to the Trust at the above address of the termination of this agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement between Weiss and the Trust on behalf of the Fund.

         3. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, the Investment Advisers Act of 1940, or rules, orders or interpretations of the Securities and Exchange Commission or its staff thereunder.

         4. Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

         5. Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust's Trust Instrument dated August 10, 1995, as amended from time to time.

         If the foregoing is in accordance with your understanding of the agreement between us, please indicate your approval by signing and returning a copy of this letter to Weiss at the address above.

                                      Very truly yours,

                                      WEISS MONEY MANAGEMENT, INC.


                                      By:  /s/ Dana Nicholas
                                           -----------------------
                                           Dana Nicholas
                                           President

Agreed to:

THE WEISS FUND


By:      /s/ Dana Nicholas
         ----------------------------
         Dana Nicholas
         Vice President and Secretary